Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of December 31, 2019, Select Interior Concepts, Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock. There are no Class B Common Stock or Preferred Shares issued or outstanding.

General

The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our amended and restated certificate of incorporation (which we refer to as our “charter”) and our amended and restated bylaws (which we refer to as our “bylaws”), as well as the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). Under our charter, our authorized capital stock consists of 100,000,000 shares of Class A Common Stock, par value $0.01 per share, 15,000,000 shares of Class B Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Class A Common Stock

Dividend Rights.  Holders of shares of our Class A Common Stock and Class B Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Voting Rights.  Holders of shares of our Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Holders of shares of our Class A Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our charter that would alter or change the powers, preferences or special rights of holders of our Class A Common Stock so as to affect them adversely, which amendments must be approved by holders of at least 80% of the issued and outstanding shares of our Class A Common Stock, voting as a separate class, or as otherwise required by applicable law.

Liquidation Rights.  Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A Common Stock and Class B Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any liquidation preference of any outstanding preferred stock.

Other Matters.  The shares of our Class A Common Stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock. All outstanding shares of our Class A Common Stock are fully paid and non-assessable.

Listing.  Our Class A Common Stock is currently listed on the NASDAQ Capital Market under the symbol “SIC.”

Class B Common Stock

Dividend Rights.  Holders of shares of our Class B Common Stock and Class A Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Voting Rights.  Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class B Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class B Common Stock and Class A Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our charter that would alter or change the powers, preferences or special rights of holders of our Class A Common Stock so as to affect them adversely, which amendments must be approved by holders of at least 80% of the issued and outstanding shares of our Class A Common Stock, voting as a separate class, or as otherwise required by applicable law.

Liquidation Rights.  Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class B Common Stock and Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any liquidation preference of any outstanding preferred stock.

Conversion.   All of the then outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock, based on the registration statement having been declared effective by the SEC on August 13, 2018, and the shares of our Class A Common Stock being listed on the NASDAQ Capital Market on August 16, 2018.

Other Matters.  The shares of our Class B Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class B Common Stock. All outstanding shares of our Class B Common Stock are fully paid and non-assessable.

Preferred Stock

Our charter provides that our board of directors is expressly authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the number of shares constituting such series, the designation of such series, the powers (including voting powers), if any, of the shares of such series, the preferences and relative, participating, optional, special or other rights, if any, of the shares of such series, and the qualifications, limitations or restrictions, if any, of the shares of such series, as shall be stated and expressed in the resolution or resolutions of our board of directors providing for the issuance of such series and as may be permitted by the DGCL.

Certain Provisions of Delaware Law and of our Charter and Bylaws

The following summary of certain provisions of the DGCL and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and our charter and bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K.

Our Board of Directors

Our charter and bylaws provide that our board of directors shall consist of not less than three nor more than 12 members, the exact number of which shall be fixed from time to time exclusively by action of our board of directors. Our bylaws provide that, unless otherwise required by applicable law and subject to the rights, if any, of holders of any series of our preferred stock, any vacancy arising through death, resignation, removal, or an increase in the number of directors constituting our board of directors may only be filled by the majority vote of the remaining directors in office, even if less than a quorum is present, or by the sole remaining director.

Pursuant to our bylaws, each member of our board of directors who is elected at our annual meeting of our stockholders, and each director who is elected in the interim to fill vacancies and newly created directorships, will hold office for a one (1) year term or until the next annual meeting of our stockholders, and until his or her successor is elected and qualified, or until their earlier death, resignation or removal. Pursuant to our bylaws, directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting.

Removal of Directors

Our bylaws provide that, subject to the rights, if any, of holders of Class A common stock, and unless otherwise required by applicable law, any director may be removed from office, but only for cause, and by the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except with the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors and from filling the vacancies created by such removal.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place, if any, determined by our board of directors. Each of our directors is elected by our stockholders to serve for a one (1) year term or until the next annual meeting, and until his or her successor is duly elected and qualified, or until their earlier death, resignation or removal. In addition, the chairman of our board of directors, our chief executive officer, our president, or a majority of our board of directors may call a special meeting of our stockholders for any purpose, but business transacted at any special meeting of our stockholders shall be limited to the purposes stated in the notice of such meeting.

Elimination of Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. Our charter expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Charter Amendments

Unless a higher vote is required by its certificate of incorporation, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend a Delaware corporation’s certificate of incorporation. However, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or by altering or changing the powers, preferences or special rights of a class so as to affect them adversely, also require the affirmative vote of a majority of the outstanding shares of such class, even though such class would not otherwise have voting rights.

Pursuant to our charter, in addition to any votes required by applicable law and subject to the express rights, if any, of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3 % of the voting power of our capital stock entitled to vote generally in the election of directors shall be required to amend, alter or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with our charter provisions relating to the management of our Company by our board of directors, the calling of special meetings of our stockholders, the prohibition against stockholder action by written consent, and amendment of our charter. In addition, pursuant to our charter, we reserve the right at any time and from time to time to amend, alter, change or repeal any provision contained in our charter, and any other provision authorized by Delaware law in force at such time may be added in the manner prescribed by our charter or by applicable law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons pursuant to the charter are granted subject to the foregoing reservation of rights. Notwithstanding the foregoing, no amendment, alteration or repeal to our charter provisions relating to indemnification or the exculpation of directors shall adversely affect any right or protection existing under our charter immediately prior to such amendment, modification or repeal.

Bylaw Amendments

Our board of directors has the power to alter, amend, or repeal our bylaws or adopt any new provision authorized by the laws of the State of Delaware in force at such time. Under our charter, the stockholders have the power to amend, alter or repeal our bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders, solely with, notwithstanding any other provisions of our bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least 66 2/3 % of the voting power of our capital stock enabled to vote thereon.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, the proposal of any business to be considered by our stockholders at an annual meeting of stockholders (other than nominations for election to the board of directors) may be made only (i) pursuant to the notice of the meeting (or any supplement thereto) given by or at the direction of our board of directors (or any duly authorized committee thereof), (ii) otherwise properly brought before an annual meeting of stockholders by or at the direction of our board of directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before an annual meeting of stockholders by a stockholder who is a stockholder of record on the date of the giving of such notice and who is entitled to vote at such meeting and who complies with the notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the business proposal.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of persons for election to our board of directors may be made at an annual or special meeting of stockholders at which directors are to be elected only (i) pursuant to our notice of the meeting (or any supplement thereto), provided, however, that reference in our notice of meeting to the election of directors or the election of members of the board of directors shall not include or be deemed to include nominations for election to the board of directors, (ii) by or at the direction of our board of directors (or any duly authorized committee thereof), or (iii) by a stockholder who is a stockholder of record on the date of the giving of such notice and who is entitled to vote at such meeting and who complies with the notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Provisions

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of our Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected Provisions of our Charter and Bylaws.    Our charter and/or bylaws contain anti-takeover provisions that:

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authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each such series, to fix the number of shares constituting that series, the powers, rights and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

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require that, subject to the express rights, if any, of the holders of any series of preferred stock, actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by the chairman of our board of directors, our chief executive officer, our president, or the majority of our board of directors;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

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provide that, subject to the express rights, if any, of the holders of any series of preferred stock, directors may be removed from office only by the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors;

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provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, even though less than a quorum;

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provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, alteration or repeal of our charter provisions, or the adoption of any new or additional provision, inconsistent with our charter provisions relating to the management of our Company by our board of directors, the calling of special meetings of our stockholders, the prohibition against stockholder action by written consent, and amendment of our charter, requires the affirmative vote of the holders of at least 66 2/3 % of the voting power of our capital stock entitled to vote generally in the election of directors;

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provide that the stockholders may amend, alter or repeal our bylaws, or adopt new or additional provisions of our bylaws, only with the affirmative vote of at least 66 2/3 % of the voting power of our capital stock entitled to vote generally; and

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting.

Delaware Anti-Takeover Statute.    In our charter we elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Choice of Forum

Our bylaws provide that the state or federal courts located within the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of our charter or our bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Furthermore, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to the choice of forum provisions of our bylaws described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable.

Limitations on Liability, Indemnification of Directors and Officers, and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, subject to certain exceptions, by provision of the corporation’s certificate of incorporation. Our charter contains a provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL. In addition, our bylaws include provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our bylaws also provide that we must advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

We are also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification and advancements provisions in our charter and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, our charter provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties, including the duty of care. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, we pay the litigation costs of our directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification or advancement is sought.

We maintain standard policies of insurance that provide coverage (i) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to indemnification and advancement payments that we may make to such directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.